Exhibit 5.2 Opinion of Counsel

Austin Legal Group, APC
LAWYERS 3990 OLD TOWN AVE, STE A-112 SAN DIEGO, CA 92110 LICENSED IN CALIFORNIA & HAWAII TELEPHONE (619) 550-2330 FACSIMILE (619) 881-0045	Writer’s Email: gaustin@austinlegalgroup.com
January 13, 2012

Citadel EFT, Inc.

825 College Blvd., Ste 102-328

Oceanside, CA 92057

Dear Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement ”) to be filed by Citadel EFT, Inc., a Nevada corporation (“Citadel” or the “ Company”), with the Securities and Exchange Commission (the “Commission”) on or about January 16, 2012 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 6,000,000 shares of Citadel’s Common Stock (the “Shares”) subject to issuance by Citadel pursuant to the Non-employee Consulting Agreement.

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures and authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any such document and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Shares have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and representations made to us by representatives of the Company and have assumed the current accuracy and completeness of the information obtained from such documents and representations. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and of the State of California.

Subject to the foregoing, it is our opinion that (i) the Stock has been duly authorized by the Company; (ii) the Stock, when issued upon the terms described in the Registration Statement will be, validly issued, fully paid and non-assessable; (iii) the 6,000,000 Shares may be issued in the manner and for the consideration stated in the Registration Statement and Prospectus.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Sincerely,

AUSTIN LEGAL GROUP, APC

By:	/s/ Gina M. Austin
Gina M. Austin, Esq.